Exhibit 5.1

January 3, 2006

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Re:          Registration Statement on Form S-8 filed by SkyWest, Inc. (the “Company”) with respect to the SkyWest, Inc. 2006 Employee Stock Purchase Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 2,500,000 shares of common stock, no par value, of the Company (the “Common Shares”) that may be issued pursuant to the Plan to Plan participants.  When issued to Plan participants in accordance with the provisions of the Plan and pursuant to the Registration Statement, the Common Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PARR WADDOUPS BROWN GEE & LOVELESS